UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2013

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 17, 2013, Verastem, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Jefferies LLC, Leerink Swann LLC, JMP Securities LLC, Oppenheimer & Co. Inc., Lazard Capital Markets LLC, Guggenheim Securities, Roth Capital Partners, LLC and Cantor Fitzgerald & Co. (the “Underwriters”), relating to the underwritten offering of 3,700,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Offering”).  The price to the public is $15.00 per share and the Underwriters have agreed to purchase the Shares pursuant to the Underwriting Agreement at a price of $14.10 per share. In addition, the Company has granted the Underwriters an option exercisable for 30 days from the date of the Underwriting Agreement to purchase up to an additional 555,000 shares of the Company’s common stock.

The Offering is being made pursuant to a shelf registration statement the Company filed with the Securities and Exchange Commission that became effective on February 14, 2013 (Registration No. 333-186393) and a related prospectus supplement. The closing of the Offering is expected to take place on or about July 22, 2013, subject to the satisfaction of customary closing conditions.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K.

Ropes & Gray LLP, counsel to the Company, has issued an opinion to the Company, dated July 17, 2013, regarding the Shares to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

On July 16, 2013, the Company issued a press release announcing the Offering. On July 17, 2013, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: July 17, 2013	By:	/s/ John B. Green
John B. Green
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated July 17, 2013, by and among the Company, Jefferies LLC and Leerink Swann LLC as representatives of the underwriters named in Schedule A thereto.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1 above).

99.1	Press Release dated July 16, 2013.

99.2	Press Release dated July 17, 2013.